Exhibit 23

Consent of Independent Registered Public Accounting Firm

Encore Capital Group, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-115551) and Form S-8 (Nos. 333-125342, 333-160042, 333-189860, and 333-218877) of Encore Capital Group, Inc. of our reports dated February 23, 2022, relating to the consolidated financial statements and the effectiveness of Encore Capital Group, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP

San Diego, California
February 23, 2022